Exhibit 99.2

FOR IMMEDIATE RELEASE
November 1, 2016

Owens & Minor Announces Fourth Quarter 2016
Cash Dividend of $0.255 per Share

O&M Board also authorizes a new three-year $100 million share repurchase program

Richmond, Va. - BUSINESSWIRE - Owens & Minor, Inc. (NYSE-OMI) today announced that its board of directors has approved the payment of the fourth-quarter 2016 cash dividend in the amount of $0.255 per share. The cash dividend is payable on December 30, 2016, to shareholders of record as of December 15, 2016.
In addition, the Owens & Minor board of directors also authorized a new share repurchase program of up to $100 million of the company’s outstanding common stock to be executed at the discretion of management over a 36-month period. The new authorization will take effect upon the earlier of the completion of the existing authorization, or its expiration. The timing of repurchases and the exact number of shares of common stock to be purchased will depend upon market conditions and other factors and may be suspended or discontinued at any time.
Owens & Minor, Inc. (NYSE: OMI) is a leading global healthcare services company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion.  For more information about Owens & Minor, visit the company website at owens-minor.com.

Contact: Truitt Allcott, Director, Investor & Media Relations: 804-723-7555, or truitt.allcott@owens-minor.com

Source: Owens & Minor, Inc.